                                                       OMB APPROVAL
                                                OMB Number:  3235-0145
                                                Expires:  October 31, 1994
                                                Estimated average burden
                                                hours per form...... 14.90





                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 3)*

                     Aasche Transportation Services, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                             Common Stock, $0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  002538106
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.002538106               SCHEDULE 13G          PAGE   2   OF   5   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Kevin M. Clark                                               ###-##-####

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   428,043
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           428,043
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  428,043
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.78%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
  (a)  Aasche Transportation Services, Inc.
  (b)  10214 N. Mt. Vernon Rd.
       Shannon, IL  61078
ITEM 2.
  (a)  Kevin M. Clark
  (b)  10214 N. Mt. Vernon Rd.
       Shannon, IL 61078
  (c)  USA
  (d)  Common Stock, $.0001
  (e)  002538106

ITEM 3.IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
  (a)  / / Broker or Dealer registered under Section 15 of the Act
  (b)  / / Bank as defined in section 3(a)(6) of the Act
  (c)  / / Insurance Company as defined in section 3(a)(19) of the Act
  (d) / / Investment Company registered under section 8 of the Investment Company Act
  (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
  (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
  (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP
  (a)   428,043
  (b)   10.78%
  (c)   Number of shares as to which such person has:
        (i)    sole power to vote or to direct the vote                 428,043
        (ii)   shared power to vote or to direct the vote                     0
        (iii)  sole power to dispose or to direct the disposition of    428,043
        (iv)   shared power to dispose or to direct the disposition of        0



                               Page 3 of 5 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable.


                              Page of 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/7/97
                                                 -------------------------
                                                          Date
                                                    /s/ Kevin M. Clark
                                                 -------------------------
                                                         Signature

                                                        Kevin M. Clark
                                                 -------------------------
                                                         Name/Title



                               Page 5 of 5 pages

                                                         OMB APPROVAL
                                                    OMB Number:  3235-0145
                                                    Expires:  October 31, 1994
                                                    Estimated average burden
                                                    hours per form...... 14.90

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.  )*

                      Aasche Transportation Services, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                              Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                    002538106
                            --------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. 002538106                               PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Kevin M. Clark                                                   ###-##-####

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   425,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           425,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   425,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   18.68%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
     (a)  Aasche Transportation Services, Inc.
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL 61078
ITEM 2.
     (a)  Kevin M. Clark
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL 61078
     (c)  USA
     (d)  Common Stock, $.0001
     (e)  002538106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
     (a)  / / Broker or Dealer registered under Section 15 of the Act
     (b)  / / Bank as defined in section 3(a)(6) of the Act
     (c)  / / Insurance Company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
     (a)  425,000
     (b)  18.68%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote                 425,000
          (ii)  shared power to vote or to direct the vote               0
          (iii) sole power to dispose or to direct the disposition of    425,000
          (iv)  shared power to dispose or to direct the disposition of  0



                               Page 3 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.


                              Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         10/3/94
                                         ------------------------------
                                                       Date

                                         /s/  Kevin M. Clark
                                         ------------------------------
                                                  Signature

                                               Kevin M. Clark
                                         ------------------------------
                                                   Name/Title



                               Page 5 of 5 pages

                                                         OMB APPROVAL
                                                    OMB Number:  3235-0145
                                                    Expires:  October 31, 1994
                                                    Estimated average burden
                                                    hours per form...... 14.90

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*

                      Aasche Transportation Services, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                              Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   002538106
                            --------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. 002538106                               PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Kevin M. Clark                                                   ###-##-####

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   405,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           405,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   405,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   16.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
     (a)  Aasche Transportation Services, Inc.
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL 61078
ITEM 2.
     (a)  Kevin M. Clark
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL 61078
     (c)  USA
     (d)  Common Stock, $.0001
     (e)  002538106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
     (a)  / / Broker or Dealer registered under Section 15 of the Act
     (b)  / / Bank as defined in section 3(a)(6) of the Act
     (c)  / / Insurance Company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
     (a)  405,000
     (b)  16.7%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote                 405,000
          (ii)  shared power to vote or to direct the vote               0
          (iii) sole power to dispose or to direct the disposition of    405,000
          (iv)  shared power to dispose or to direct the disposition of  0



                               Page 3 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.


                              Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         January 23, 1995
                                         ------------------------------
                                                       Date

                                         /s/  Kevin M. Clark
                                         ------------------------------
                                                  Signature

                                               Kevin M. Clark
                                         ------------------------------
                                                   Name/Title



                               Page 5 of 5 pages

                                                         OMB APPROVAL
                                                    OMB Number:  3235-0145
                                                    Expires:  October 31, 1994
                                                    Estimated average burden
                                                    hours per form...... 14.90

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 2)*

                      Aasche Transportation Services, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                              Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   002538106
                            --------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. 002538106                               PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Kevin M. Clark                                                   ###-##-####

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   418,075
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           418,075
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   418,075
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.57%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
     (a)  Aasche Transportation Services, Inc.
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL 61078
ITEM 2.
     (a)  Kevin M. Clark
     (b)  10214 N. Mt. Vernon Rd.
          Shannon, IL 61078
     (c)  USA
     (d)  Common Stock, $.0001
     (e)  002538106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
     (a)  / / Broker or Dealer registered under Section 15 of the Act
     (b)  / / Bank as defined in section 3(a)(6) of the Act
     (c)  / / Insurance Company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
     (a)  418,075
     (b)  10.57%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote                 418,075
          (ii)  shared power to vote or to direct the vote               0
          (iii) sole power to dispose or to direct the disposition of    418,075
          (iv)  shared power to dispose or to direct the disposition of  0



                               Page 3 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.


                              Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Feb. 8, 1996
                                         ------------------------------
                                                       Date

                                         /s/  Kevin M. Clark
                                         ------------------------------
                                                  Signature

                                               Kevin M. Clark
                                         ------------------------------
                                                   Name/Title



                               Page 5 of 5 pages